UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
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Westmoreland Coal Company

(Name Of Registrant As Specified In Its Charter)

(Name Of Person(s) Filing Proxy Statement If Other Than The Registrant)

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WESTMORELAND COAL COMPANY
14th Floor - Holly Sugar Building
2 North Cascade Avenue
Colorado Springs, Colorado 80903

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

        The Annual Meeting of Stockholders of Westmoreland Coal Company will be held at The Antlers Adam’s Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado, on Wednesday, May 30, 2001 at 10:00 a.m. Mountain Daylight Time, for the following purposes:

•	The election by the holders of Common Stock of seven directors to the Board of Directors to serve for a one-year term; and

•	The election by the holders of Depositary Shares of the Company (each representing one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock) of two additional directors to the Board of Directors to serve for a one-year term; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 6, 2001 will be entitled to notice of and to vote at the meeting. The proxy statement which follows contains more detailed information as to the actions proposed to be taken.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ENCLOSED ENVELOPE IF YOU DO NOT EXPECT TO ATTEND THE
MEETING IN PERSON.

Paul W. Durham
Secretary

April 27, 2001

WESTMORELAND COAL COMPANY
14th Floor - Holly Sugar Building
2 North Cascade Avenue
Colorado Springs, Colorado 80903

April 27, 2001

PROXY STATEMENT

General Information

        The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company, a Delaware corporation (“Westmoreland:” or the “Company”) for use at the Annual Meeting of Stockholders to be held on May 30, 2001. The proxy may be revoked by a stockholder at any time before its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. This proxy statement and the enclosed proxy were first sent to stockholders of the Company on or about April 27, 2001. In addition to solicitations by mail, the Company’s directors, officers and employees may solicit proxies by telephone, telegraph, facsimile and personal interview, but will receive no additional compensation for doing so. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

        Stockholders of record at the close of business on April 6, 2001 (“record date”) will be entitled to vote at the meeting. On the record date, the Company had outstanding 7,118,413 shares of Common Stock with a par value of $2.50 and 834,833 Depositary Shares (each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock with a par value of $1.00).

        The Common Stock and the Depositary Shares constitute all of the Company’s voting securities. Each outstanding share of Common Stock and each outstanding Depositary Share will entitle the holder to one vote for each nominee as director; provided, however, that of the nine nominees for the Board of Directors of the Company, seven of such nominees (the “Common Stockholder Nominees”) will be elected solely by the holders of Common Stock and two of such nominees (the “Depositary Stockholder Nominees”) will be elected solely by the holders of Depositary Shares. ACCORDINGLY, ONLY HOLDERS OF COMMON STOCK WILL BE ENTITLED TO VOTE FOR THE COMMON STOCKHOLDER NOMINEES AND ONLY HOLDERS OF DEPOSITARY SHARES WILL BE ENTITLED TO VOTE FOR THE DEPOSITARY STOCKHOLDER NOMINEES.

        Separate proxy cards are being sent to holders of Common Stock and to the holders of Depositary Shares. If you hold only shares of Common Stock, you will be sent only the proxy card for holders of Common Stock. If you hold only Depositary Shares, you will be sent only the proxy card for holders of Depositary Shares. If you own both Common Stock and Depositary Shares, you will be sent both proxy cards and you should complete both proxy cards if you wish to vote your respective interests in both the Common Stock and Depositary Shares.

        A stockholder may, with respect to the election of directors for which such stockholder is entitled to vote: (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholders’ specifications marked thereon. In the absence of a specific direction from the stockholder, the proxies will be voted for the election of all named director nominees.

        A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy, a quorum will exist for purposes of electing the nominees for the Board of Directors. Any shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting in person. Abstentions are counted as present, and broker non-votes may be counted as present, to establish a quorum.

        The Company's bylaws provide that directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the election of directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. The Company's bylaws provide that, for all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders. As a result, an abstention on any such other matter that may come before the meeting will have the same effect as a vote against it, while broker non-votes will have no effect since under Delaware law they are not considered shares entitled to vote for this purpose.

COMMON STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

        The seven persons named below, all of whom are now directors of the Company, have been designated as the Common Stockholder Nominees for election to the Board of Directors for a one-year term. Two of these directors, Messrs. Killen and Sight, were elected as depositary shareholder nominees at the 2000 Annual Meeting of Stockholders. In October, 2000, they were elected by the Board to fill two newly created common stockholder nominee positions and resigned their depositary nominee positions. The remaining five of these Common Stockholder Nominees were elected as common stockholder nominees at the 2000 Annual Meeting of Stockholders. The persons named in the proxy card intend to vote for the election of these Common Stockholder Nominees. Each Common Stockholder Nominee has consented to being named and to serve if elected. If any Common Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Common Stockholder Nominee will decline or be unable to serve. In addition, two Depositary Stockholder Nominees have been nominated by the Company and will be submitted to a vote of the holders of the Depositary Shares. See ” Depositary Stockholder Nominees for Election as Directors” below. The holders of the Company’s Depositary Shares are not entitled to vote for the election of Common Stockholder Nominees.

THE BOARD OF DIRECTORS URGES HOLDERS OF COMMON STOCK TO VOTE
“FOR” THE COMMON STOCKHOLDER NOMINEES.

	Business Experience During Past Five		Director	Current
Name	Years and Other Directorships	Age	Since	Committees(1)
Thomas J. Coffey	Vice President-Finance, Global Network Services (since July 1999) and Vice President-Operations Analysis (until July 1999) of Unisys Corporation; Senior Vice President, Chief Financial Officer and Treasurer of Intelligent Electronics, Inc. (until September 1997); and Partner of KPMG Peat Marwick (until 1995).	48	2000	Audit (Chairman); Corporate Governance

Pemberton Hutchinson	Chairman of the Board of the Company (until June 1996); Chief Executive Officer (until June 1993); and President of the Company (until June 1992); Director of Mellon Financial Corporation (until April 2001) and Teleflex Incorporated (until April 2001).	70	1977	Compensation and Benefits; Executive

	Business Experience During Past Five		Director	Current
Name	Years and Other Directorships	Age	Since	Committees(1)
Robert E. Killen	Chairman of the Board and Chief Executive Officer of The Killen Group, Inc. (since April 1996); Chairman of the Board of Berwyn Financial Services (since October 1991); and President of The Killen Group, Inc. (until April 1996).	60	1996	Compensation and Benefits; Corporate Governance; Executive

William R. Klaus	Chairman Emeritus, Pepper Hamilton LLP, attorneys, and former Chairman, Commercial Practice Dept. and Merger and Acquisition Practice Group (retired 1996); Director, The Fidelity Bank (until April 1992); Director, Pennsylvania Warehousing & Safe Deposit Company, Inc. (since February 1968); Director, Hyder Engineering & Consultants, Inc. (subsidiary of Hyder plc, a U.K. company) (since January 1990).	75	1973	Compensation and Benefits (Chairman); Audit; Executive

Thomas W. Ostrander	Managing Director, Salomon Smith Barney Inc., investment banking firm (and predecessor firms) (since 1989).	50	1995	Corporate Governance (Chairman); Audit; Compensation and Benefits

Christopher K. Seglem	Chairman of the Board of Directors (since June 1996) and Chief Executive Officer of the Company (since June 1993); President of the Company (since June 1992); Chief Operating Officer of the Company (until June 1993); and Executive Vice President of the Company (until June 1992).	54	1992	Executive (Chairman)

James W. Sight	Director of Mining Services International Corp. (since April 2000) and private investor; Director of United Recycling Industries (until September 2000); Director of U.S. Home Corp. (until May 2000)	45	1995	Audit; Corporate Governance

(1)    See "Information About the Board and Committees" below.

        The Company filed a voluntary petition for reorganization under Chapter 11 on December 23, 1996 (the "Bankruptcy Filing"). The Company successfully emerged from bankruptcy on January 4, 1999 pursuant to the terms of a consensual dismissal. Mr. Seglem was a Director and held the executive offices indicated at and within two years before the Bankruptcy Filing. In addition, Messrs. Hutchinson, Klaus and Ostrander were Directors of the Company at and within two years before the Bankruptcy Filing, and each of the executive officers named under "Executive Officers" below, except Mr. Lepchitz, was an executive officer of the Company at and within two years before the Bankruptcy Filing.

DEPOSITARY SHAREHOLDER NOMINEES FOR ELECTION AS DIRECTORS

        The holders of the Depositary Shares will be entitled to elect two directors at the Annual Meeting. Each Depositary Share represents one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock, the terms of which entitle the holders thereof to elect two directors if there are six or more accumulated but unpaid Preferred Stock dividends. There are six or more such dividends, and the Board of Directors accordingly has nominated two persons for election as directors.

        The persons named in the following table have been designated as the Depositary Shareholder Nominees for election to the Board of Directors for a one-year term. These nominees were brought to the Company's attention as candidates by holders of Depositary Shares and were elected to the Board of Directors in October, 2000, replacing Messrs. Killen and Sight. The persons named in the proxy card intend to vote for the election of the Depositary Stockholder Nominees named below, each of whom has consented to being named and to serve if elected. If any Depositary Shareholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Depositary Shareholder Nominee will decline or be unable to serve. The holders of the Company's Common Stock are not entitled to vote for the election of Depositary Shareholder Nominees.

THE BOARD OF DIRECTORS URGES HOLDERS OF DEPOSITORY SHARES TO VOTE
“FOR” THE DEPOSITARY SHAREHOLDER NOMINEES.

	Business Experience During Past Five		Director	Current
Name	Years and Other Directorships	Age	Since	Committees
Michael Armstrong	Private Investor	50	2000

William M. Stern	Senior Vice President, Mark Twain Capital Markets Group (1983-1998); Vice President, Mercantile Bank Capital Markets Group (1998-1999); Senior Vice President, Stern Brothers & Company (1999-Present)	55	2000

Information About the Board and Committees

        The Board of Directors held six meetings during 2000. Each director attended more than 75% of the total number of meetings of the Board of Directors held and of the total number of meetings held by all committees on which he served during the time he was in office.

        The Audit Committee of the Board of Directors, comprised of Messrs. Coffey (Chairman), Klaus, Ostrander and Sight, met five times during the year. This Committee, which reports to the Board of Directors, reviews the adequacy of the Company’s internal accounting controls and oversees the implementation of management recommendations. It also reviews with the Company’s independent auditors the audit plan for the Company, the internal accounting controls, the financial statements and management letter. In addition, it recommends to the Board of Directors the selection of independent auditors for the Company.

        The Compensation and Benefits Committee of the Board of Directors, comprised of Messrs. Klaus (Chairman), Hutchinson, Killen and Ostrander, met twice during 2000. This Committee reviews and administers the Company’s and its subsidiaries’ employee benefit programs and management compensation, and it reports its recommendations to the Board of Directors.

        The Executive Committee of the Board of Directors, comprised of Messrs. Seglem (Chairman), Hutchinson, Killen and Klaus, did not meet during 2000. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company.

        The Corporate Governance Committee, comprised of Messrs. Ostrander (Chairman), Coffey, Killen and Sight, did not meet during 2000. This Committee is authorized to review issues related to corporate governance and structure and to make recommendations to the Board of Directors.

        The Board of Directors does not have a standing nominating committee.

BENEFICIAL OWNERSHIP OF SECURITIES

        Except as set forth in the following table, no person or entity known to the Company beneficially owned more than 5% of the Company's voting securities as of March 31, 2001:

Number of Shares and Nature of Beneficial Ownership(1)

Name and Address of Beneficial Owner	Common Stock	Percentage of Common Stock	Depositary Shares	Percentage of Depositary Shares

Jeffrey L. Gendell	1,047,100(2)	14.7%	4,300(3)	*
200 Park Avenue
Suite 3900
New York, NY 10166

The Killen Group, Inc.	546,643(4)	7.7%	750(5)	*
1189 Lancaster Avenue
Berwyn, PA 19312

Redwood Asset Management, L.P.	423,300	5.9%	–	–
200 Park Avenue
Suite 3900
New York, NY 10166

Stephen D. Rosenbaum	–	–	80,000(6)	9.6%
817 N. Calvert Street
Baltimore, MD 21202

Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P.I, and Wynnefield Small Cap Value Offshore Fund, Ltd.	313,200(7)	4.4%	98,600(8)	11.8%
c/o Wynnefield Capital, Inc.
One Penn Plaza, suite 4720
New York, NY 10119

(1)	Information in this table is as of March 31, 2001 unless otherwise indicated. Based solely on information contained in Schedules 13D and 13G filed by the beneficial owners with the Securities and Exchange Commission ("SEC") or information furnished to the Company. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Percentages of less than 1% are indicated by an asterisk.

(2)	According to a Schedule 13D filed January 24, 2001 and a Form 4 filed February 12, 2001 with the SEC, Mr. Gendell has sole voting power and sole dispositive power of 549,000 shares of Common Stock and shared voting and shared dispositive power for 498,100 shares of Common Stock held by limited partnerships of which Mr. Gendell is either a managing member or general partner. See Notes (1) and (3).

(3)	Includes 4,300 Depositary Shares of which Mr. Gendell has shared voting and shared dispositive power. These Depositary Shares are convertible into 7,343 shares of Common Stock, which shares of Common Stock, together with the 1,047,100 shares of Common Stock reported in the table, would represent 14.8% of the total shares of Common Stock outstanding. See Notes (1) and (2).

(4)	Includes 29,934 shares of Common Stock owned by Mr. Killen as a personal investment, and 405,709 shares of Common Stock owned by The Killen Group, Inc. ("The Killen Group"), of which Mr. Killen is the Chairman and Chief Executive Officer. Of the 405,709 shares of Common Stock, Mr. Killen has sole voting power of 346,050 shares and sole dispositive power of 405,709 shares. Also includes 61,500 shares of Common Stock held by a limited partnership of which Mr. Killen and his spouse are general partners and 49,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors, the 1996 Directors' Stock Incentive Plan and the 2000 Non-Employee Directors' Stock Incentive Plan. See Notes (1) and (5).

(5)	Includes 750 Depositary Shares held as a personal investment. These Depositary Shares are convertible into 1,281 shares of Common Stock, which shares of Common Stock, together with the 546,643 shares of Common Stock reported in the table, would represent 7.7% of the total shares of Common Stock outstanding. See Notes (1) and (4).

(6)	The Depositary Shares are convertible into 136,640 shares of Common Stock, which would represent 1.9% of the total shares of Common Stock Outstanding. See Note (1).

(7)	According to a Schedule 13D filed April 9, 2001 with the SEC, Wynnefield Partners Small Cap Value, L.P. ("Wynnefield") owns 101,153 shares of Common Stock, Wynnefield Partners Small Cap Value, L.P. I ("Wynnefield I") owns 153,947 shares of Common Stock, and Wynnefield Small Cap Value Offshore Fund, Ltd. ("Wynnefield Offshore") owns 58,100 shares of Common Stock. See Notes (1) and (8).

(8)	According to a Schedule 13D filed April 9, 2001 with the SEC, Wynnefield owns 38,200 Depositary Shares, Wynnefield I owns 42,900 Depositary Shares, and Wynnefield Offshore owns 17,500 Depositary Shares. These Depositary Shares are convertible into 168,389 shares of Common Stock, which shares of Common Stock, together with the 313,200 shares of Common Stock reported in the table, would represent 6.6% of the total shares of Common Stock outstanding. See Notes (1) and (7).

        The following table sets forth information as of March 31, 2001 concerning stock ownership of individual directors and named executive officers, and of the executive officers and directors of the Company as a group:

Number of Shares and Nature of Beneficial Ownership(1)

Name of Directors, Named Executive Officers and Persons as a Group	Common Stock	Percentage of Common Stock	Depositary Shares	Percentage of Depositary Shares

Michael Armstrong	6,750	*	11,334(2)	1.4%
Thomas J. Coffey	5,750(3)	*	–	–
Edward Demeter	13,072(4)	*	44(5)	*
Pemberton Hutchinson	60,600(6)	*	–	–
Robert J. Jaeger	52,516(7)	*	–	–
Robert E. Killen	546,643(8)	7.7%	750	*
William R. Klaus	69,964(9)	*	–	–
W. Michael Lepchitz	63,054(10)	*	25(11)	*
Thomas W. Ostrander	61,073(12)	*	–	–
Christopher K. Seglem	256,843(13)	3.6%	1,182(14)	*
James W. Sight	328,000(15)	4.6%	–	–
William M. Stern	–	–	8,900(16)	1.1%
Gregory S. Woods	57,677(17)	*	186(18)	*
Directors and Executive Officers of the Company as a Group (13 persons)	1,521,942	21.4%	22,421	2.7%

(1)	This information is based on information known to the Company or furnished to the Company by directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by an asterisk. For ease of analysis, the Common Stock information in the table and the related footnotes do not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Also, shares which may be purchased under option plans are reflected in the table but are not entitled to vote unless exercised prior to the record date for the Annual Meeting. The Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "401(k) Plan") provides investment alternatives which include a Common Stock Fund and a Depositary Share Fund. All amounts included herein held through the 401(k) Plan are as of March 31, 2001.

(2)	Includes 4,000 Depositary Shares held by three trusts of which Mr. Armstrong is trustee, 3,500 shares held by a trust for which Mr. Armstrong exercises voting and dispositive power on behalf of the trustee, and 3,834 shares held by Mr. Armstrong as a personal investment.

(3)	Includes 5,000 shares of Common Stock which may be purchased upon exercise of options under the 2000 Non-Employee Directors' Stock Incentive Plan (the "2000 Directors' Plan").

(4)	Includes 1,072 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan. Also includes 11,000 shares of Common Stock which may be purchased upon exercise of options under the 1995 Long-Term Incentive Stock Option Plan (the "1995 Plan") and the 2000 Long-Term Incentive Stock Option Plan (the "2000 Plan").

(5)	Held by Mellon Bank, as trustee of the 401(k) Plan.

(6)	Includes 54,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan"), the 1996 Directors' Stock Incentive Plan (the "1996 Plan") and the 2000 Directors' Plan.

(7)	Includes 1,666 shares of restricted stock expected to be issued in April, 2001. Also includes 48,850 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan and the 2000 Plan.

(8)	Includes 405,709 shares of Common Stock held by The Killen Group Inc., of which Mr. Killen is the Chairman and Chief Executive Officer. Of the 405,709 shares of Common Stock Mr. Killen has sole voting power of 346,050 shares and sole dispositive power of 405,709 shares. Also includes 61,500 shares of Common Stock held by a limited partnership of which Mr. Killen and his spouse are the general partners, 29,934 shares held by Mr. Killen as a personal investment and 49,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors' Plan.

(9)	Includes 58,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors' Plan.

(10)	Includes 254 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan. Also includes 36,300 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan and the 2000 Plan.

(11)	Held by Mellon Bank, as trustee of the 401(k) Plan.

(12)	Includes 51,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors' Plan.

(13)	Includes 5,000 shares of restricted stock expected to be issued in April, 2001. Also includes 2,643 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan, and 244,100 shares of Common Stock which may be purchased upon exercise of options under the 1985 Westmoreland Incentive Stock Option and Stock Appreciation Rights Plan (the "1985 Plan"), the 1995 Plan, the 1996 Plan and the 2000 Plan.

(14)	Includes 82 Depositary Shares held by Mellon Bank, as trustee of the 401(k) Plan.

(15)	Includes 51,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors' Plan.

(16)	Includes 4,900 Depositary Shares held by two trusts of which Mr. Stern is a trustee and beneficiary, 3,000 shares held by a trust for which Mr. Stern is sole trustee, and 1,000 shares held in trust for which Mr. Stern is sole trustee and beneficiary.

(17)	Includes 10,577 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan. Also includes 30,600 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan and the 2000 Plan.

(18)	Held by Mellon Bank, as trustee of the 401(k) Plan.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 27, 2001. The shares issuable pursuant to these options are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

EXECUTIVE OFFICERS

        The following sets forth certain information with respect to the executive officers of the Company as of December 31, 2000.

Name	Age	Position
Christopher K. Seglem(1)	54	Chairman of the Board, President and Chief Executive Officer

Robert J. Jaeger (2)	52	Senior Vice President – Finance and Treasurer

W. Michael Lepchitz(3)	46	Vice President, General Counsel and Assistant Secretary; President, Westmoreland Energy, Inc.

Edward J. Demeter(4)	60	President, Westmoreland Coal Sales Company, Westmoreland Technical Services, Inc. and Westmoreland Terminal Company

Gregory S. Woods(5)	47	Vice President, Eastern Operations; Executive Vice President, Westmoreland Energy, Inc.

(1)	Mr. Seglem was elected President and Chief Operating Officer of the Company in June 1992, and a Director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, and relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

(2)	Mr. Jaeger held various financial positions at Penn Virginia Corporation from 1976 and was Vice President and Chief Financial Officer when he left in March 1995. He joined Westmoreland Energy, Inc. in April 1995 as Vice President--Finance. He was elected Vice President--Finance, Treasurer and Controller of the Company in September 1995. He was elected Senior Vice President--Finance, Treasurer and Controller in February 1996 and relinquished the position of Controller in January 1998. Mr. Jaeger is a certified public accountant.

(3)	Mr. Lepchitz became General Counsel to Westmoreland Energy, Inc. in December 1994. He became Vice President and General Counsel in 1995, and in February 1997, while retaining his position as General Counsel, was elected President of Westmoreland Energy, Inc. He became Vice President and General Counsel of the Company effective April 1, 2000. He is a member of the bar of Virginia.

(4)	Mr. Demeter became Assistant Controller to Westmoreland Coal Sales Company in 1977. He was named Controller in 1978 and Controller and Agency Account Manager in 1980. In 1982, he became Assistant Vice President of Purchasing and in 1992, he became Vice President of Purchasing. He was named Vice President Sales and Distribution in October 1995 and President in April 2000. He was named President of Westmoreland Technical Services, Inc. in March 2000 and President of Westmoreland Terminal Company in April 2000. He is a certified public accountant.

(5)	Mr. Woods joined Westmoreland Coal Company in May 1973 and held various corporate accounting and management information systems' positions while at Westmoreland's Virginia and West Virginia coal mining operations. Mr. Woods has been with Westmoreland Energy, Inc. since 1990 and has held the positions of Controller, Asset Manager, and Vice President - Finance and Asset Management. Mr. Woods was elected to his current position as Executive Vice President of Westmoreland Energy, Inc. in February 1997 and as Vice President - Eastern Operations of Westmoreland Coal Company in June 2000.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Westmoreland Coal Company Board of Directors ("the Committee") is composed of four independent directors and operates under a written charter first adopted by the Board of Directors on March 10, 2000. (A copy of this charter is attached to this proxy statement as Annex A.)

        Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee met with management and the independent accountants to review and discuss the Company's audited consolidated financial statements for the year ended December 31, 2000. The Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. The Audit Committee also considered whether the independent auditors' provision of non-audit related services to the Company is compatible with maintaining such auditors' independence.

        Based on its discussions with management and the independent accountants, and its review of the representations and information provided by management and the independent accountants, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Westmoreland Coal Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Thomas J. Coffey, Chairman
William R. Klaus
Thomas W. Ostrander
James W. Sight

EXECUTIVE COMPENSATION

        The following table sets forth information for 2000, 1999 and 1998 as to the person who held the position of Chief Executive Officer during 2000 and the other four most highly compensated executive officers at the end of 2000, whose total salary and bonus for 2000 exceeded $100,000.

Summary Compensation Table

					Long Term
		Annual Compensation ($)			Compensation Awards
							All
				Other	Restricted	Stock	Other
				Annual	Stock	Options (#	Compen-
Name and				Compen-	Awards (3)	Common	sation (4)
Principal Positions	Year	Salary	Bonus	sation	($)	Shares)	($)

Christopher K. Seglem,	2000	334,802	454,899(5)	–	50,625	117,200	10,859
Chief Executive Officer	1999	334,802	667,000	19,304	–	–	26,178
and President	1998	334,802	–	–	–	–	25,445

Robert J. Jaeger,	2000	186,830	88,931	–	16,875	61,700	4,800
Senior Vice President,	1999	186,830	300,000	59,640	–	–	5,400
Finance and Treasurer	1998	177,112	–	–	–	–	5,342

W. Michael Lepchitz,	2000	163,000	83,114	12,194	–	42,600	3,656
Vice President	1999	125,400	200,000	18,711	46,000	15,000	4,480
and General Counsel;	1998	119,612	–	–	–	–	4,480
President,
Westmoreland Energy, Inc.

Gregory S. Woods,	2000	124,643	60,114	–	–	21,200	3,528
Vice President, Eastern	1999	121,013	175,000	–	26,000	15,000	3,252
Operations; Executive	1998	115,428	–	–	–	–	3,296
Vice President,
Westmoreland Energy, Inc.

Edward Demeter,	2000	118,404	18,290	–	–	12,000	3,406
President,	1999	118,404	100,000	–	4,000	5,000	3,178
Westmoreland Coal	1998	116,092	–	–	–	–	3,336
Sales Company,
Westmoreland
Technical Services, Inc.,
Westmoreland Terminal
Company

(1)	For a description of the performance units, see footnote (1) to Long-Term Incentive Plans - Awards Table below.

(2)	The 1999 bonuses were earned on the basis of performance from 1996 through early 1999, and were paid in connection with the Company's successful emergence from bankruptcy.

(3)	Mr. Seglem and Mr. Jaeger were granted 15,000 and 5,000 shares of restricted stock respectively under the Westmoreland Coal Company 1995 Long-Term Incentive Stock Plan ("1995 Plan"). These shares are valued in the table at the closing price of the Company's Common Stock on the date of grant, April 14, 2000. They vest in one-third annual increments beginning on the first anniversary of the date of grant. In 1999 Mr. Lepchitz, Mr. Woods and Mr. Demeter were granted 11,500; 6,500; and 1,000 shares of restricted stock respectively, under the 1995 Plan. These shares are valued in the table at the closing price of the Company's Common Stock on the date of grant, January 26, 1999. They were fully vested on the date of grant but were subject to a one-year restriction on sale. The number of shares of restricted stock held by each of the executive officers as of December 31, 2000 and their value as of that date, based on the closing price of the stock on Friday, December 29, 2000 ($9.125) were are follows: Mr. Seglem: 15,000 shares, $136,875; Mr. Jaeger: 5,000 shares, $45,625; Mr. Lepchitz: 11,500 shares, $104,938; Mr. Woods: 6,500 shares, $59,313; and Mr. Demeter: 1,000, $9,125.

(4)	All Other Compensation for the named executive officers in 2000 consisted of directors' fees (for Mr. Seglem), Company contributions to the 401(k) Plan, insurance premiums and financial planning fees paid by the Company. Mr. Seglem received directors' fees of $1,250 in 2000. Following the March 2000 Board of Directors meeting, Westmoreland ended its practice of paying meeting fees to employee directors. The Company contributed $4,000; $4,000; $3,352; $3,069 and $2,960 to the 401(k) Plan during 2000 on behalf of Messrs. Seglem, Jaeger, Lepchitz, Woods and Demeter, respectively. In 2000 the Company paid life insurance premiums of $4,747; $800; $304; $459 and $445 for Messrs. Seglem, Jaeger, Lepchitz, Woods and Demeter, respectively, and paid financial planning fees of $862 for Mr. Seglem.

(5)	Includes $250,000 related to a bonus awarded on April 11, 2001 of that amount of cash or 16,500 shares restricted stock, at Mr. Seglem's election. If paid as restricted stock, such stock would vest in one-third annual increments beginning on the first anniversary of the date of grant. Based on the closing price on the date of grant, the restricted stock would have a value of $247,500.

        The following table represents information regarding options to purchase common shares granted to the named executive officers in 2000.

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of total options granted to employees in fiscal year	Exercise or base price per share	Expiration date	5% ($)	10% ($)

Christopher K. Seglem	117,200	32.7%	$2.8125	6/08/10	207,301	525,323
Robert J. Jaeger	15,000	17.2%	$3.3750	4/13/10	31,838	80,681
	46,700		$2.8125	6/08/10	82,602	209,323
W. Michael Lepchitz	10,000	11.9%	$3.3750	4/13/10	21,225	53,787
	32,600		$2.8125	6/08/10	57,662	146,122
Gregory S. Woods	2,500	5.9%	$3.3750	4/13/10	5,306	13,447
	18,700		$2.8125	6/08/10	33,076	83,819
Edward Demeter	2,500	3.3%	$3.3750	4/13/10	5,306	13,447
	9,500		$2.8125	6/08/10	16,803	42,582

        The following table presents information regarding stock option exercises by the named executive officers in 2000 and the number of unexercised options to purchase Common Stock held by them at December 31, 2000:

Aggregated Option/SAR Exercises in the last Fiscal Year and FY-End Option/SAR Values

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2000		Value of Unexercised In-the-Money Options at December 31, 2000
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher K. Seglem	–	–	178,000	132,200	$799,375	$831,700
Robert J. Jaeger	2,000	$2,500	18,000	61,700	$117,000	$381,044
W. Michael Lepchitz	–	–	15,000	42,600	$76,875	$263,288
Gregory S. Woods	–	–	20,000	21,200	$109,375	$132,419
Edward Demeter	–	–	5,000	12,000	$25,625	$74,344

        The following table represents information regarding performance units granted to the named executive officers in 2000.

Long-Term Incentive Plans - Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance Or Other Period Until Maturation Or Payout

Christopher K. Seglem	166,449	6/30/03
Robert J. Jaeger	66,357	6/30/03
W. Michael Lepchitz	46,307	6/30/03
Gregory S. Woods	26,557	6/30/03
Edward Demeter	13,455	6/30/03

        Performance units granted under the 2000 Performance Unit Plan. Each performance unit awarded in 2000 entitles the recipient to receive a payment in cash or stock, at the election of the Company, having a value equal to the difference between the base price and the ending price. The base price of $2.9079 is the average for the 20 trading days ending on June 30, 2000 of the daily average trading prices of the Company’s Common Stock during such period. The daily average trading price for a given day is the average of the high and low trading prices for such day. The ending price will be calculated on the same basis, using the 20 trading days ending on June 30, 2003. The performance units vest in one-third annual increments beginning on the first anniversary of the date of grant.

Pension Plan

        The Company sponsors a Pension Plan (the “Plan”) for eligible employees of the Company and its subsidiaries to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or in any event, upon attaining age 65.

        The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan (the “Previous Plan”), which was terminated effective November 30, 1996 (the “Previous Plan Termination Date”). In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee’s average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus 0.5% of such average annual compensation in excess of the employee’s pay used to determine Social Security retirement benefits (“covered compensation”) for each year of service to a maximum of 30 years, less the benefit, if any, provided to the participants under the Previous Plan. The Plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan, credited service under the Previous Plan is included with credited service under the Plan and a benefit amount is calculated using the above formula. The amount of the accrued benefit under the Previous Plan, calculated as of the Previous Plan Termination Date, is then subtracted to arrive at the benefit amount payable under the Plan.

        No amounts are included in the Salary column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. No contribution is required or permitted to this Plan for 2000, due to the full funding limitations imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially adjusted basis equivalent to a straight-life annuity. Benefit amounts set forth in the table below are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the Previous Plan.

        The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

	Years of Service

Remuneration	15	20	25	30	35

$125,000	$29,540	$39,387	$49,234	$59,081	$59,081
150,000	35,915	47,887	59,859	71,831	71,831
175,000	42,290	56,387	70,484	84,581	84,581
200,000	48,665	64,887	81,109	97,331	97,331
225,000	55,040	73,387	91,734	110,081	110,081
250,000	61,415	81,887	102,359	122,831	122,831
300,000	74,165	98,887	123,609	148,331	148,331
350,000	86,915	115,887	144,859	173,831	173,831
400,000	99,665	132,887	166,109	199,331	199,331
450,000	112,415	149,887	187,359	224,831	224,831
500,000	125,165	166,887	208,609	250,331	250,331

        The amounts shown in the above table would be reduced by the amount of accrued benefit under the Previous Plan. The amount of reduction from the annual benefit for the following individuals are: Mr. Seglem--$38,162; Mr. Jaeger--$2,619; Mr. Lepchitz--$3,594; Mr. Woods--$18,031; and Mr. Demeter--$24,623.

        Four years and one month of service has been credited through December 21, 2000 under the Plan subsequent to the Previous Plan Termination Date for each of Messrs. Seglem, Jaeger, Lepchitz, Woods and Demeter. Years of credited service under the Previous Plan as of the Previous Plan Termination Date for the following individuals and the amounts received by them from the Previous Plan in December 1997 in connection with the plan termination were: Mr. Seglem—16 years, three months, $174,424; Mr. Jaeger—one year, seven months, $10,603; Mr. Lepchitz—five years, $10,426; Mr. Woods—23 years, six months, $68,636; and Mr. Demeter—19 years, 10 months, $171,941.

        The current compensation covered by the Plan for any executive officer in the Summary Compensation Table is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

        The Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as the Plan) that are qualified under ERISA. So that the Company may provide retirement income to its senior executives and other key individuals that is commensurate as a percentage of preretirement income with that paid to other Company employees, the Company established a nonqualified Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 1992, which currently covers Mr. Seglem. The annual benefit presented in the above table includes the portion of retirement benefits payable through the SERP.

        To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Bonus amounts are included in a participant’s compensation under the SERP, although excluded under the Plan. Benefits are payable out of the Company’s general assets, and shall commence and be payable at the same time and in the same form as the Plan.

Severance Arrangements

        The Company has two severance policies: an Executive Severance Policy (the "Executive Policy") which covers Messrs. Seglem and Jaeger, and a Severance Policy (the "Severance Policy"), which covers Mressr. Lepchitz, Woods and Demeter and other employees of the Company.

        The Executive Policy provides that Messrs. Seglem and Jaeger are entitled to a severance benefit in the event of certain terminations of their employment with the Company or its subsidiaries. The policy was adopted in 1993 as the Company entered a restructuring phase, and its original coverage included other senior executives who have since retired or left the Company. For purposes of the Executive Policy, a termination is deemed to have occurred and severance will be granted at any and all times for the following reasons: (i) discharge for unacceptable job performance (other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to the Company’s directors or officers); (ii) discharge due to recognition of a mistake in the recruiting process, as determined by management; (iii) a significant reduction, or increase without adequate compensation, in the nature or scope of such executive’s authority or duties; (iv) a relocation of such executive from Colorado Springs, Colorado to any location, or a reduction in such executive’s base compensation, a material reduction of the value of the aggregate of employee benefits as described in the Policy, or cessation of eligibility for incentive bonus payments; or (v) in the event of a change in control of the Company, as defined in the Policy. The severance benefit under this policy is an amount equal to twice the executive officer’s annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amount deferred) in that year or the annual average of the executive officer’s most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance benefit will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services) in a lump sum cash distribution at the time of termination.

        A change in control of the Company is defined in the Policy as: (i) a transaction, acquisition, merger, other event or series of events (“events”) which results in any individual, person, entity or group acting in concert (“person”) having beneficial ownership of 20% or more of the Company’s Common Stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person’s interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company’s stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

        The Severance Policy provides that all full-time non-union employees of the Company who are not covered under the Executive Policy are entitled to a severance benefit in the event their employment with the Company is terminated for at least one of the following reasons: (i) a reduction in work force; (ii) liquidation of the Company; (iii) reorganization of the work force through a sale, merger or consolidation with another company in which Westmoreland is not the surviving company; (iv) a change of control (which is defined as a change in the composition of the Board of Directors whereby a majority of sitting directors were not included on management’s slate of nominees for election as common directors at the last election of directors); or (v) unacceptable performance as determined by the employee’s unit head if the senior operating officer or chief financial officer and the chief executive officer concur in writing, provided that in the event of such a termination for unacceptable performance, the total severance payment may not exceed four week’s base salary. An employee is not eligible to receive severance benefits under the Severance Policy if the termination was voluntary, was due to gross or willful misconduct or if the terminated employee received a reasonable offer of employment from a surviving company or any of its related entities following a sale, merger or consolidation. A “reasonable offer” is defined as one that is broadly within the eligible employee’s experience or ability, for which the starting salary is not less than 90% of the base salary previously received, and which includes severance benefits generally applicable to the existing employees of the new company or its affiliates. The severance benefit under this policy is an amount equal to two weeks of base salary for each year of continuous service to the Company, with a minimum of 12 weeks and a maximum of 52 weeks of base salary, plus a payment of $6,000 which is intended to assist employees in purchasing continued health coverage that may be available from the Company or its insurance providers. Except for terminations for cause, eligible employees may also receive certain outplacement services.

Compensation of Directors

        In 2000, the attendance fee for nonemployee directors and nonemployee director committee members was $1,000 per meeting. Committee chairmen receive an attendance fee of $1,250 for meetings of the relevant committee in lieu of the regular attendance fee. Prior to a change in this policy, Mr. Seglem received a meeting fee of $1,250 for a Board meeting held in March 2000. In addition, under the 1991 Plan, each non-employee director on September 1 of each year through 2000 was entitled to receive options to purchase 1,500 shares of Common Stock. The grants made on September 1, 2000 to Messrs. Coffey, Hutchinson, Killen, Klaus, Ostrander and Sight were the final grants under this plan. Under the 2000 Directors’ Plan, each director is entitled to receive, as an initial grant, options to purchase 20,000 shares of Common Stock, and options to purchase 10,000 shares of Common Stock annually thereafter. In 2000, the annual retainer fee to each nonemployee director was $15,000, $9,000 of which was paid in cash, and the remaining $6,000 of which directors could elect to receive in cash or in Common Stock of the Company.

        Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from the Company's SERP of $3,708 a month. These payments were not made while the Company was subject to bankruptcy court jurisdiction. A catch-up payment, including interest at the rate of 5.45% per annum, of $93,986 was made to Mr. Hutchinson after the dismissal of the Bankruptcy Filing in January 1999.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Messrs. Klaus (Chairman), Hutchinson, Killen and Ostrander served on the Compensation and Benefits Committee during 2000.

        No member of this Committee was an officer or employee of the Company during 1999. One member of this Committee, Mr. Hutchinson, was formerly an officer of the Company. No executive officer of the Company served either as a member of the compensation committee or as a director of a company, one of whose executive officers served on the Company’s Compensation and Benefits Committee, or as a member of the compensation committee of a company, one of whose executive officers served as a director of the Company.

Compensation & Benefits Committee Report on Executive Compensation

        The Compensation & Benefits Committee is responsible for setting the salaries and incentive compensation of the Company’s executive officers. The Committee’s objective is to oversee and administer compensation programs the purpose of which is to attract, retain, reward and motivate highly qualified executive officers to perform their duties in a competent and efficient manner, increase the Company’s long-term profitability and increase shareholder value. The Committee is composed of four nonemployee directors, Messrs. Klaus (Chairman), Hutchinson, Killen and Ostrander.

        Westmoreland’s compensation policy is based on the principle that the financial rewards to the executive should be aligned with the financial interests of the stockholders of the Company. In this manner, the Company will meet its ultimate responsibility to its stockholders by striving to give a suitable long-term return on their investment through earnings from operations and prudent management of the Company’s business and operations.

        The Committee met in December 1999, and in April and June, 2000 to review compensation. To assist it, the Committee commissioned a study in late 1999 by the nationally recognized consulting firm William M. Mercer, Incorporated (“Mercer”). The Committee retained Mercer to conduct a review of its compensation levels and practices for key executives and directors and to assist it in developing an appropriate compensation strategy based on Westmoreland’s strategic position and the compensation paid to executives of companies comparable to Westmoreland. According to Mercer, Westmoreland senior executives’ total annual cash compensation (base salary plus annual incentive compensation) was below the median, and the lack of long-term incentives had caused the Company’s senior executives to be compensated significantly below the median for total compensation, in each case by comparison with the companies Mercer considered comparable to the Company.

        Westmoreland’s executive compensation strategy has three separate elements consisting of base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of each element.

Base Salary

        The Committee has determined the salary ranges for each of the executive officer positions of the Company based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers among companies competing for the services of these types of executives and a consideration of the level of experience and performance profile of the particular executive officer. In considering the market, the Committee has relied on a peer group of companies developed by Mercer which includes mining and energy companies that are similar in size to Westmoreland and publicly traded.

        The Committee’s practice has been, with Mercer’s help, to establish a market range and median of the peer group companies for base salaries for particular executive officers. The data utilized in this determination is compiled from publicly available information for the comparison group of companies and from various salary surveys that are made available to the public by trade and industry associations, accounting firms, compensation consultants and professional groups.

        The Committee’s consideration of base salary increases for Messrs. Jaeger and Lepchitz is based on the information described above regarding comparable positions and companies and Mr. Seglem’s performance evaluation and recommendation. Base salary increases for Mr. Seglem, as the Chief Executive Officer, are based upon the performance evaluation conducted by the Committee and/or the Board of Directors. Of the named executive officers, only Messrs. Lepchitz and Woods received a base salary increase in 2000. Mr. Lepchitz’s increase was related to his becoming Vice President and General Counsel of the Company in March, 2000 and Mr. Woods’ increase was related to his becoming Vice President—Eastern Operations of the Company in June, 2000. For the named executive officers generally, the Committee chose in 2000 to deemphasize base salary adjustments in favor of adjustments in annual incentive compensation and long-term incentive compensation. This decision was based primarily on a policy decision that the Company should seek to align compensation with its strategic plan for growth and recovery, which favored an emphasis on annual and long-term incentive compensation. Base compensation, along with annual and long-term incentive compensation, will be further adjusted as the Company grows, in 2001 and beyond.

Annual Incentive Compensation

        In April of 2001, each of Westmoreland’s executive officers were awarded cash bonuses based on the accomplishment of performance-based strategic criteria during the year ended December 31, 2000. These criteria are established annually by the Committee under the Company’s Annual Incentive Plan. Messrs. Seglem, Jaeger, Lepchitz, Woods and Demeter received performance-based bonuses of $204,899, $88,931, $83,114, $60,114 and $18,290, respectively, for the year. Mr. Seglem was also awarded a lump sum grant of 16,500 shares of restricted stock or $250,000 cash, at his election, in April, 2001. No annual bonuses were awarded or paid for services rendered in 1999 while the Company focused its resources on providing liquidity to holders of Depositary Shares through two tender offers for such shares and on further development of its strategic growth plan.

Long-Term Incentive Compensation

        Executive officers and other eligible employees of Westmoreland are granted options to purchase shares of Westmoreland Common Stock and awards of restricted stock and performance units from time to time based upon their respective levels of duties. The Committee believes that long-term incentive compensation is the most direct way of tying executive compensation to increases in stockholder value. In response to Mercer’s determination that the Company’s long-term incentive compensation policies placed it far below market, Westmoreland established the 2000 Long-Term Incentive Stock Plan, under which options and restricted stock may be issued, and the 2000 Performance Unit Plan, under which long-term incentive awards payable in cash or stock may be issued. The value of awards issued in 2000 under the Performance Unit Plan are based solely and directly on increases in the value of the Company’s Common Stock from the time of grant in June, 2000 through June, 2003. Both plans provide a means through which key executives will have incentive to continue high quality performance with Westmoreland over a long period of time by aligning their interests with those of the Company’s stockholders.

        In 2000, the Committee evaluated the level of long-term incentives provided to each of the executive officers of Westmoreland and each officer’s relative contributions to corporate performance. Based upon such evaluation, during the year ended December 31, 2000, the Committee or the Board approved grants of options and performance units to certain executive officers of Westmoreland in recognition of their very low long-term incentive compared to market, increases in the authority and responsibility of certain officers and their contributions toward improvements in the operating, financial and share performance of the Company. During the year ended December 31, 2000, the Committee or the Board of Directors granted options and performance units, respectively, to the named executive officers in the following amounts: Mr. Seglem—117,200 and 166,449; Mr. Jaeger—46,700 and 66,357; Mr. Lepchitz—32,600 and 46,307; Mr. Woods—18,700 and 26,557; and Mr. Demeter—9,500 and 13,455.

Compensation of Chief Executive Officer

        Mr. Seglem’s base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee in the same manner as is used by the Committee for executive officers generally. The total compensation package of Mr. Seglem is designed to be competitive within the industry while creating awards for short- and long-term performance in line with the financial interests of the stockholders. A substantial portion of Mr. Seglem’s cash compensation for the year is incentive-based and is therefore at risk to the extent that Westmoreland does not meet or exceed performance goals determined by the Committee. Mr. Seglem’s base salary, set in 1996, has not been increased since then. It is anticipated that, as with other key executives, it will be adjusted as the Company grows.

Deductibility of Certain Compensation

        The Committee has considered the issue of compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, which deals with the annual deductibility of executive compensation in excess of $1 million for the named executive officers of the Company. The Committee attempts to administer its compensation programs so as to optimize their financial impact and motivational and retentive value, as well as the tax deductibility of compensation. While the Committee will seek to utilize deductible forms of compensation to the extent practical, the Committee does not believe that compensation decisions should be made solely to maintain the deductibility of compensation, particularly considering the small present likelihood of compensation for the named executives exceeding $1 million dollars in a given year. In addition, the Company uses Incentive Stock Options as its primary long-term employee incentive vehicle (which do not normally afford the Company a deduction for gain realized by the executive). The Committee will continue to monitor changes in the Company’s business situation as well as its compensation programs, to determine if changes to this position are necessary to continue to optimize shareholder interests.

William R. Klaus, Chairman
Pemberton Hutchinson
Robert E. Killen
Thomas Ostrander

Performance Graph

        The following Performance Graph compares the cumulative total stockholder return on the Company’s Common Stock for the five-year period December 29, 1995 through December 31, 2000 with the cumulative total return over the same period of the AMEX Market Index and the Dow Jones Coal Index, which is comprised of the following companies: Alliance Resource Partners, Arch Coal Inc., Consol Energy Inc., Massey Energy Co. and Yanzhou Coal Mining Co. These comparisons assume an initial investment of $100 and reinvestment of dividends. The Common Stock and Depositary Shares traded on the New York Stock Exchange until December 23, 1996, when trading was halted in connection with the 1996 Bankruptcy Filing. Public trading for the Common Stock and Depositary Shares resumed in February 1997 on the Over the Counter Bulletin Board. After the Company emerged from bankruptcy in January 1999, it applied to list the Common Stock and the Depositary Shares on the American Stock Exchange. On April 16, 1999 the Common Stock and Depositary Shares began trading on the AMEX.

COMPARISON OF CUMULATIVE TOTAL RETURN
Among Westmoreland Coal Company, AMEX
Market Index and Dow Jones Coal Index

CERTAIN TRANSACTIONS

        Westmoreland Resources, Inc. (“WRI”), an 80% owned subsidiary, has a coal mining contract with Washington Group International. (“Washington”), one of WRI’s stockholders, pursuant to which Washington mines the coal and delivers it to WRI. The contract term extends for the life of the economically recoverable coal reserves on the land presently leased from the Crow Tribe. Mining costs are incurred by WRI under the contract and were $17,507,000, $19,445,000 and $22,654,000 in 2000, 1999 and 1998, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the knowledge of management, based solely on its review of such reports furnished to the Company, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 2000, except that each of the following forms were filed one day late: Form 5 reporting an option grant in September and in December, 1999 for Edwin E. Tuttle, a former director, and each of Messrs. Coffey, Hutchinson, Killen, Klaus, Ostrander and Sight; a Form 5 reporting an option grant in December 1999 for Mr. Seglem; a Form 5 reporting an award of restricted stock and an option grant in January, 1999 for R. Page Henley, a former officer of the Company; and Forms 4 reporting an issuance of stock in December, 1999 in partial payment of directors’ fees for each of Messrs. Killen, Klaus, Ostrander and Tuttle. In addition, a Form 5 Amendment was filed for each of Messrs. Hutchinson, Klaus, Ostrander and Tuttle and a Form 4 Amendment was filed for each of Messrs. Killen, Seglem and Sight amending a previous filing in 1997 with to regard to an option grant, and a Form 3 and five Forms 4 were filed late for Wynnefield Capital Management LLC, a former over ten percent beneficial owner. The late Wynnefield Forms 4 reported a total of 14 transactions.

INDEPENDENT AUDITORS

        The Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 2001. The Company expects that a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from the stockholders.

        Audit Fees. Audit fees billed to the Company by KPMG LLP during the Company's 2000 fiscal year for the audit of the Company's annual financial statements and the review of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $171,400.

        Financial Information Systems Design and Implementation Fees. The Company did not engage KPMG LLP to provide advice to the Company regarding financial information system design and implementation during the fiscal year ended December 31, 2000.

        All Other Fees. Fees billed to the Company by KPMG LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $55,338.

STOCKHOLDER PROPOSALS

        In order to be considered for inclusion in the Company’s proxy materials for the 2002 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary no later than December 28, 2001. A stockholder proposal intended to be brought before the 2002 Annual Meeting without inclusion in the Company’s proxy materials must be received by the Corporate Secretary no earlier than January 30, 2002 and no later than March 1, 2002, which is not less than 90 nor more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders (or special meeting in lieu of an annual meeting). All proposals should be addressed to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, Attention: Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

* * *

Upon the written request of any person who on the record date was a record owner of Company stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send such person, without charge, a copy of its Annual Report on Form 10-K for 2000, as filed with the Securities and Exchange Commission. Requests for this Report should be directed to Westmoreland Coal Company, 14th Floor - Holly Sugar Building, 2 North Cascade Avenue, Colorado Springs, Colorado 80903.

OTHER BUSINESS

        The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors

Paul W. Durham
Secretary

ANNEX A

Charter of the Audit Committee
of the Board of Directors
of Westmoreland Coal Company

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established by management and the Board; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company's independent auditors.

•	Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the American Stock Exchange (or, if the Company’s securities are listed on another national securities exchange or quoted on Nasdaq, the Audit Committee members shall meet the requirements of such exchange or the NASD). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be elected by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The agenda should be developed in consultation with management, other committee members, and independent auditors. The agenda should be consistent with this charter. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, at least quarterly, the Committee or its Chair should communicate with management, and the Committee shall meet with the independent auditors’ to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with management and independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses, including the status of previous recommendations.

4.	Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9).

Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.	Review the independent auditors’ audit plan – discuss scope, staffing, locations, reliance upon management, and general audit approach. The Audit Committee should be satisfied that the audit plan is sufficiently detailed and covers any significant areas of concern that the Audit Committee may have.

9.	Prior to releasing the year-end earnings and/or annual financial statements, discuss the results of the audit with the independent auditors.

10.	Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61and the management letter from the auditors containing comments and recommendations involving internal control and other operational matters.

11.	Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

12.	On at least an annual basis, review, with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

13.	Review all reports concerning any significant fraud or regulatory noncompliance that occurs at the Company. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

14.	Review, with the Company's counsel, legal compliance matters including corporate securities trading policies

Other Audit Committee Responsibilities

15.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement. The report should state that the Audit Committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 and include a statement if based on this review if the Audit Committee recommended to the board to include the audited financial statements in the annual report filed with the SEC.

16.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

17.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

18.	Periodically perform self-assessment of the Audit Committee's performance.

19.	Review financial and accounting personnel succession planning within the Company.

20.	Annually review a summary of director and officers' related party transactions and potential conflicts of interest.